Exhibit 99.2

Bill Morgenstern:

By now you’ve heard the announcement that RentWay has agreed to merge with Rent-A-Center. The merger does require regulatory and shareholder approval; and, as such is not expected to close for approximately 90 days. I’m sure that you have some questions about the future and what’s going to happen. We’ll try to address some of those concerns in this video.

As I sit here in Dallas, I’m reminded that about 27 years ago I started my career in the Rent-to-Own business, just down the road in Ft. Worth. I started off as a route man for Rent-A-Center. Back then RAC operated less than a hundred stores.

Today, they are the largest operator of rental purchase stores in the country with 2750 stores across the US, Canada and Puerto Rico. They generate about $2.5 billion in sales and their name is synonymous with our industry. We’ve all heard it said, “RentWay is my Rent-A-Center.”

A lot has changed for me over the last two and half decades. I’ve had the satisfying experience of being a part of an industry that serves a real need in America. With the help of a loyal and dedicated team I’ve had the opportunity to build a business focused on creating an environment where all the stakeholders were made to feel Welcome, Wanted and Important.

Those of you that know me know those three words mean a lot to me. Today, the RentWay culture of Welcome, Wanted and Important faces a new challenge.

That challenge is to demonstrate that we, the men and women of RentWay, are willing to do what is necessary to take this culture we’ve carefully nurtured further than we ever dreamed. Welcome, Wanted and Important was never intended to be bound by corporate structure or company names. It’s always been our guiding principal on how we should interact with people, inside and outside of RentWay.

Today, we have the opportunity to make a personal commitment to preserve and extend the true meaning and spirit of Welcome Wanted and Important to the employees and customers of Rent-A-Center.

I know this is a big change for all of us and adjusting and warming up to it won’t be easy.

After all, over the years we have been ferocious competitors. There’s much history that exists between our two companies and the thousands of individuals that have crossed our collective paths.

I also know, and strongly believe, that the choices we make, about how we behave, will directly impact our personal and professional success as we move forward.

Keeping Welcome, Wanted and Important alive will demand that we don’t use yesterday’s thinking to solve today’s challenges. Sitting around thinking about how it was in the good ole days, is just that, ….sitting around.

If you accept the challenge to continue the legacy of Welcome, Wanted and Important, you have to, rise up and embrace change. Individually you have to act with integrity at all cost and look for ways you can add value to the organization.

Welcome, Wanted and Important is a call to action, not something you demand for yourself.

Our industry does not operate in a vacuum. The needs and demands of our customers are evolving every single day. Greater resources are required to stay competitive and meet the ever changing needs of our customers. Resources that Rent-A-Center brings to this transaction and enables these opportunities to become a reality.

I believe this transaction with Rent-A-Center creates the most value and opportunity for all of us. It is an organization directed by a leader who has a clear and exciting vision for our industry and the customers we serve. It is a vision that creates unsurpassed opportunities for growth and personal satisfaction.

I have to tell you that it’s more than a little exciting for me to come back to where it all began so many years ago.

The power and strength of Rent-A-Center combined with the rich, deeply rooted culture of RentWay, can create a legacy that will have a meaningful and lasting impact on rent-to-own customers all across America. And after all, serving the RTO customer is the primary reason we’re here.

Like I said, things sure are different for me than they were 27 years ago. But then again, things will be different tomorrow. Progress requires change.

I look forward to what lies ahead with great anticipation and excitement. I’m proud of you and thankful to all of you for your support over the years. Thanks for listening and thanks, in advance, for helping to carry the Welcome, Wanted and Important message forward.

Mark Speese:

Thank you Bill; hi, I’m Mark Speese the chairman and CEO of Rent-A-Center.

As you heard from Bill, RAC has agreed to acquire RentWay and undoubtedly you have many questions, some concerns, and perhaps even some anxiety. While we may not be able to answer all of your questions here today, I hope to address many of them.

Like Bill, I got my start at the original Rent-A-Center. I started, as many of you did, in the field as an account manager. That was back in 1979.

After several promotions, I left Rent-A-Center in 1986 to open my first store under the name of Vista Rent-To-Own. From that one store we grew our company – primarily through acquisitions as well as new store opening to the 2750 stores we operate today, including the acquisition of Rent-A-Center itself in 1998. The majority of our workforce is made of coworkers who joined us through past acquisitions.

I’ve always believed that, more than any other element of business,

success is about the people – getting the right people on board, training them, giving them the resources and tools they need, and teaching them to run the business. We believe in empowering our coworkers and allowing them to take ownership of their job.

We believe in creating an environment where people are encouraged to grow both personally and financially. We believe in creating a workplace where every individual is treated with dignity and respect, and I believe everyone deserves an opportunity to succeed. I believed these things in 1986 when I opened my first store and I believe them today.

When I looked at this merger, one of the things that excited me the most was you, the employees of RentWay and what you’ve achieved over the last two and a half years.

You have delivered eleven consecutive quarters of positive comps under very difficult circumstances – squeezing every dime and staying committed to your cause.

We’re paying a premium price for RentWay, but we’re doing it because we believe that together we can achieve even bigger and better things. That the opportunities for growth, both personally and professionally will be greater than before. The real value of this merger is you and what you will bring to it. With our ability to provide you with the resources and tools you need, I believe you will be able to grow the business even further.

Rent-A-Center is financially strong with good cash flow. We’ll be able to buy the merchandise you need to grow your revenue. We also have additional services that we will add to your store in the future that will increase your store traffic and revenue.

One of these is our Cash AdvantEdge operation, which is a check cashing and payday loan operation that we are currently expanding inside current Rent-A-Center locations.

I know that you may have apprehensions about the merger. It’s very normal to feel that way; but, as we get to know each other, I think you will start to feel good about the change and the opportunities that it brings to you.

As I look at the two companies, there are more similarities than differences.

Our operating models are very similar as are our focus on many of the same key performance indicators.

The cultures of the two companies are very similar. Though said with different words, your culture of Welcome, Wanted and Important is just a different way of saying what we say in Rent-A-Center’s Vision and Core Values.

Both companies believe in taking care of their people and their customers.

When I think about it, I guess that this shouldn’t be a surprise when you consider that Bill and I have a common background.

There are many business decisions ahead that must be made to ensure the continued profitable growth of the company. One of these business decisions will be to consolidate some store locations. While the exact number is not known, the expectation is that it will not be many. We have proven our ability to have multiple stores in the same town, often times on the same street. And, in every case, if a consolidation does occur, we provide jobs and opportunities for all those that share in our vision and mission.

We promote from within – based on results; and we provide tremendous opportunities for growth. We offer competitive pay and benefits – and we will recognize your current length of service for benefit purposes. You will get very specific information on our benefit package and I know you will find it very similar to the benefits you currently enjoy. In terms of financial strength, we anticipate the combined company will have annual revenues of nearly 3 billion dollars. We have a strong balance sheet and generate significant cash flow that will allow us to continue our growth. We will be an even stronger force than we are today with even greater opportunities to serve the customer and provide  growth for everyone.

I hope that you’ll give us an opportunity over the next few months to demonstrate to you the opportunity that you’ll have at Rent-A-Center. We welcome you and the talent and individual strengths you bring. Our commitment is to help you achieve your goals by offering you a meaningful, challenging and rewarding career opportunity that acknowledges your individual strengths and the diversity you bring to the company.

You are very much wanted at Rent-A-Center for not only what you’ve already achieved, but what you will achieve when given all the resources and tools you need to grow the business.

You are very important to us because you are the real value of RentWay.

Here are some former coworkers of yours who joined Rent-A-Center in our 2003 acquisition of 295 RentWay stores to give you their perspective on a career at Rent-A-Center.

Thank you for giving me your time and attention. Know that YOU are “Welcome, Wanted and Important”. I look forward to getting to know you and working together as we move ahead.

Bill Short:

I too am very excited about this merger with Rent-A-Center and the opportunities it presents to all of us. Mark has asked me to become a part of the merged company, and I’ve accepted.

I’m sure that your head is spinning with many different thoughts right now, but the merger will not close for at least ninety days and we still have a business to run.

All of us must keep our focus on the business at hand and continue to serve our customers. Answers to our questions will come with time. The best thing each of us can do is to continue to perform our jobs to the best of our ability.

During this ninety days we have an opportunity to show Rent-A-Center our capabilities.

To create a little excitement, we’re going to have a contest with a reward for all employees in each store based on achieving certain goals. Included with this video is a copy of the rules and goals of the contest.

Thanks for all you’ve done and what you will do.

I know that I can count on you.

Bill Short

There are some momentous changes underway for RentWay and, indeed, for Rent-A-Center.

As with all major change, we find ourselves confronted with many choices. What you’ve heard from Bill and Mark today should cause all of you to see great opportunity and an expanded number of choices for the future. I can assure you that the changes that are to come will make Rent-A-Center, THE place to be in the RTO industry.

I’ve talked to you recently about the dramatic change necessary to accomplish our Brand Journey objectives and to achieve our new Vision. There have been many choices to consider as we’ve studied our options. The best option we have, to make our new Vision a reality, is to join forces with the industry’s #1 brand – Rent-A-Center. I hope that you see this change as I do – the right choice and an exciting leap forward for RentWay, for you, and for the industry.

My recent conversations with Mark Speese have convinced me, and as you've just heard from him, that he sees tremendous value in what we’ve accomplished here at RentWay, and in our Vision for the future. We’re both convinced that the opportunity for the combined companies is far greater than anyone could have imagined.

Mark has asked me to play a role in the merged company when the transaction closes, and I’ve accepted. I’m excited about playing a role in the future of this new partnership and I will continue to support and represent you.

But I need one thing from you, and please don’t take this request lightly. I need you to do your job exceptionally well; focus on performance; and continue to serve your customers with the utmost respect and dedication. Customer satisfaction is more important now than it has ever been, and meeting your objectives for this quarter is crucial.

At this point, while both companies are committed to moving forward quickly, we are working out the details on exactly how we will proceed. I am sure you have many questions … more than I can answer today. So I assure you, we will communicate with you on a continual basis as critical decisions are made.

One decision we’ve made, is to offer an incentive with a reward for all store employees, based on achieving certain goals over the next sixty days. You’ll find the details of that incentive in the package that came with this DVD.

I will be counting on you in the weeks, months and years to come. I’m inviting you to embrace this exciting change and join me as we continue this exciting Journey together.

As always, you can count on me and I know I can continue to count on you.

 ***

IMPORTANT INFORMATION

In connection with the proposed merger, Rent-Way intends to file a proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE.  When available, Rent-Way will mail the proxy statement and related materials to its shareholders.  When filed with the SEC, the proxy statement and related materials will be available for free (along with any other document and reports filed by Rent Way with the SEC) at the SEC’s website, http://www.sec.gov, and at the Rent-Way’s website, http://www.rentway.com.

Participant Information

Rent-Way and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Rent-Way shareholders in connection with the proposed merger.  Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Rent-Way’s 2006 annual meeting of shareholders filed with the SEC on January 31, 2006, and a Form 10-K filed by Rent-Way with the SEC on December 29, 2005, both of which are available free of charge from the SEC and Rent-Way at their web sites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Rent-Way with the SEC and which will be available free of charge from the SEC and from Rent-Way at their websites, as indicated above.

In addition, Rent-A-Center and its officers and directors may be deemed to have participated in the solicitation of proxies from Rent-Way's shareholders in favor of the approval of the acquisition.  Information concerning Rent-A-Center's directors and executive officers is set forth in Rent-A-Center's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 31, 2006, and annual report on Form 10-K filed with the SEC on March 10, 2006.  These documents are available free of charge at the SEC's web site at www.sec.gov or by going to Rent-A-Center's Investors Relations Website at www.rentacenter.com.